Exhibit 3.1

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

SKYX PLATFORMS CORP.

SKYX Platforms Corp., a Florida Corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, does hereby adopt the following Articles of Amendment to its Articles of Incorporation, as amended (the “Articles”).

FIRST: The name of the Corporation is SKYX Platforms Corp.

SECOND: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Articles and Section 607.0602 of the Florida Business Corporation Act, the Corporation is authorized to issue 20,000,000 shares of preferred stock, no par value, all of which were previously designated by the Board of Directors as “Series A Convertible Preferred Stock.”

THIRD: There are no shares of Series A Convertible Preferred Stock issued or outstanding.

FOURTH: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Articles and Sections 607.0602 and 607.1002 of the Florida Business Corporation Act, the Board of Directors of the Corporation, by resolutions duly adopted on April 25, 2023 and without the need for shareholder approval, approved the amendment of the Articles to delete all provisions thereof pertaining to the authorization of, and to cancel, withdraw and terminate the designation of, the “Series A Convertible Preferred Stock,” consisting of 20,000,000 shares of the Corporation’s authorized but unissued preferred stock. Following such amendment, all 20,000,000 authorized shares of the Corporation’s preferred stock shall have the status of authorized and unissued shares of preferred stock, undesignated as to series or class.

FIFTH: These Articles of Amendment are to be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment as of this 2nd day of May, 2023.

SKYX PLATFORMS CORP.

By:	/s/ John P. Campi
Name:	John P. Campi
Title:	Chief Executive Officer